Exhibit 99.1

LEV PHARMACEUTICALS, INC.

SPECIAL MEETING OF STOCKHOLDERS — October 21, 2008

8 a.m. local time

InterContinental The Barclay New York

111 East 48th Street

New York, New York 10017

This proxy is solicited by the Board of Directors of Lev Pharmaceuticals, Inc. for use at the Special Meeting of Stockholders of Lev Pharmaceuticals, Inc. on October 21, 2008.

This proxy when properly executed will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Proposals 1 and 2.

By signing this proxy, you revoke all prior proxies and appoint Judson A. Cooper and Joshua D. Schein, and each of them, as your proxies, each with full power of substitution, to vote your shares of common stock of Lev Pharmaceuticals, Inc. on the matters shown on the reverse side and on any other matters which may come before the Special Meeting and all adjournments.

See Reverse Side for Voting Instruction

Address Change (Mark the corresponding box on the reverse side)

SEE REVERSE SIDE	SEE REVERSE SIDE

Your vote is important. Please vote immediately.

Your Internet vote must be received by 11:59 p.m. Eastern time on October 20, 2008 in order to be counted in the final tabulation. Please have your proxy card available when you vote by the Internet.

Vote-by-Internet Log on to the Internet and go to http://www.stctransfer.com/votelogn2.htm
If you vote over the Internet, please do not mail your card.
DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
The Board of Directors Recommends a Vote “FOR” Proposals 1 and 2.

1. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 15, 2008, by and among Lev Pharmaceuticals, Inc., ViroPharma Incorporated, a Delaware corporation, or ViroPharma, and HAE Acquisition Corp., a Delaware corporation and wholly owned subsidiary of ViroPharma, or Merger Sub, as it may be amended from time to time, pursuant to which Merger Sub will merge with and into Lev, with Lev being the surviving corporation and a wholly owned subsidiary of ViroPharma.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2. Proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

Both of the attorneys-in-fact or their substitutes or, if only one shall be present and acting at the special meeting or any adjournment(s) or postponement(s) thereof, the attorney-in-fact so present, shall have and may exercise all of the powers of said attorney-in-fact hereunder.

Please date this Proxy and sign it exactly as your name or names appear. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held by a corporation, please sign in full corporate name by the president or other authorized officer. If shares are held by a partnership, please sign in full partnership name by an authorized person.

Signature:	Date:	Signature:	Date:

MARK HERE FOR ADDRESS CHANGE (SEE REVERSE SIDE)  ☐